Contact:        Investor Relations
DaVita Inc.
ir@davita.com
DaVita Inc. 4th Quarter 2024 Results
Denver, Colorado, February 13, 2025 — DaVita Inc. (NYSE: DVA) announced financial and operating results for the quarter ended December 31, 2024.

“Despite a year with unique hurdles, we finished strong in 2024, producing full year adjusted operating income and adjusted EPS in the top half of our guidance range,” said Javier Rodriquez, CEO of DaVita Inc. “As we embark on 2025, when we will be celebrating the 25th anniversary of DaVita, we look forward to continuing our efforts to improve clinical outcomes, enhance quality of life for our patients and teammates, and be a force for positive change in the healthcare system.”
Financial and operating highlights for the quarter and year ended December 31, 2024:
•Consolidated revenues were $3.295 billion and $12.816 billion for the three months and year ended December 31, 2024, respectively.
•Operating income was $565 million and adjusted operating income was $491 million for the three months ended December 31, 2024. Operating income was $2,090 million and adjusted operating income was $1,981 million for the year ended December 31, 2024.
•Diluted earnings per share was $3.09 and adjusted diluted earnings per share was $2.24 for the three months ended December 31, 2024. Diluted earnings per share was $10.73 and adjusted diluted earnings per share was $9.68 for the year ended December 31, 2024.
•Operating cash flow was $548 million and free cash flow was $281 million for the three months ended December 31, 2024. Operating cash flow was $2,022 million and free cash flow was $1,162 million for the year ended December 31, 2024.
•Repurchased 2.3 million shares of the Company's common stock at an average price paid of $156.46 per share in the three months ended December 31, 2024. Repurchased 9.8 million shares of the Company's common stock at an average price paid of $140.06 per share in the year ended December 31, 2024.

	Three months ended		Year ended December 31,
	December 31, 2024	September 30, 2024	2024	2023
Net income attributable to DaVita Inc.:	(dollars in millions, except per share data)
Net income	$259	$215	$936	$692
Diluted per share	$3.09	$2.50	$10.73	$7.42
Adjusted net income(1)	$188	$222	$845	$715
Adjusted diluted per share(1)	$2.24	$2.59	$9.68	$7.67

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 15.

	Three months ended				Year ended December 31,
	December 31, 2024		September 30, 2024		2024		2023
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Operating income	(dollars in millions)
Operating income	$565	17.2%	$535	16.4%	$2,090	16.3%	$1,603	13.2%
Adjusted operating income(1)	$491		$535		$1,981		$1,635

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 15.

U.S. dialysis metrics:
Volume: Total U.S. dialysis treatments for the fourth quarter of 2024 were 7,278,605, or an average of 91,786 treatments per day, representing a per day decrease of (1.4)% compared to the third quarter of 2024. Normalized non-acquired treatment growth in the fourth quarter of 2024 compared to the fourth quarter of 2023 was (0.3)%.

	Three months ended		Quarter change	Year ended		Year to date change
	December 31, 2024	September 30, 2024		December 31, 2024	December 31, 2023
	(dollars in millions, except per treatment data)
Revenue per treatment	$395.87	$394.49	$1.38	$391.32	$377.44	$13.88
Patient care costs per treatment	$264.60	$257.46	$7.14	$258.12	$255.78	$2.34
General and administrative	$316	$301	$15	$1,174	$1,102	$72
Primary drivers of the changes in the table above were as follows:
Revenue: The quarter change was primarily due to seasonal impacts including flu vaccines and other normal fluctuations. The year to date change was primarily driven by the increase in average reimbursement rates from normal annual rate increases including from Medicare, as well as revenue cycle improvements, favorable changes in mix and an increase in hospital inpatient dialysis rates.
Patient care costs: The quarter change was primarily due to increased center closure costs, health benefit expense, other direct operating expenses associated with our dialysis centers, insurance costs, travel costs and pharmaceutical unit costs. These increases were partially offset by a gain on settlement received in the fourth quarter and decreased medical supply costs. The year to date change was primarily due to increases in compensation expenses, health benefit expense, medical supply expense, utilities expense and insurance costs. These increases were partially offset by decreased contributions to charitable organizations, other direct operating expenses associated with our dialysis centers, contract wages and a gain on settlement received, as described above.
General and administrative: The quarter change was primarily due to increased professional fees, IT-related costs, travel costs and center closure costs. These increases were partially offset by a decrease in compensation expenses. The year to date change was primarily due to increases in compensation expenses, IT-related costs and advocacy costs, including a refund received in 2023 related to 2022 advocacy costs. Other drivers of this change include increases in professional fees, center closure costs and health benefit expense. These increases were partially offset by decreased severance costs and contributions to our charitable foundation.
Certain items impacting the quarter:
Closure costs. In the third quarter of 2022, we began a strategic review of our outpatient clinic capacity requirements and utilization, which had been significantly impacted by declines in our patient census due to the COVID-19 pandemic. This review continued through 2023, with impact continuing into 2024, and has resulted in higher than normal charges for center capacity closures over the last several quarters. These capacity closure costs include net losses on assets retired, lease termination costs, asset impairments and accelerated depreciation and amortization.
During the three months ended and twelve months ended December 31, 2024, we incurred charges for U.S. dialysis center closures of approximately $24.2 million and $72.4 million, respectively. During the three months ended December 31, 2024 these center closures impacted our patient care costs by $17.6 million, our general and administrative expenses by $6.0 million and our depreciation and amortization expense by $0.6 million. During the twelve months ended December 31, 2024, these center closures impacted our patient care costs by $30.8 million, our general and administrative expenses by $25.6 million and our depreciation and amortization expense by $16.0 million.
As previously disclosed, we have updated the presentation of our non-GAAP measures to no longer exclude center closure costs for all periods presented. To facilitate comparisons, prior periods shown herein now conform to this revised presentation.
Share repurchases. During the three months ended December 31, 2024, we repurchased 2.3 million shares for $367 million, at an average price paid of $156.46 per share.
Subsequent to December 31, 2024 through February 13, 2025, the Company has repurchased 0.8 million shares of our common stock for $125 million at an average price paid of $158.48 per share.

Financial and operating metrics:

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Cash flow:	(dollars in millions)
Operating cash flow	$548	$485	$2,022	$2,059
Free cash flow(1)	$281	$258	$1,162	$1,236

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 15.

	Three months ended December 31, 2024	Year ended December 31, 2024
Effective income tax rate on:
Income	15.6%	18.3%
Income attributable to DaVita Inc.(1)	19.9%	22.9%
Adjusted income attributable to DaVita Inc.(1)	24.5%	24.9%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 15.
Center activity: As of December 31, 2024, we provided dialysis services to a total of approximately 281,100 patients at 3,166 outpatient dialysis centers, of which 2,657 centers were located in the United States and 509 centers were located in 13 countries outside of the United States. During the fourth quarter of 2024, we opened one and closed five dialysis centers in the United States, and acquired 55, opened one and closed 5 dialysis centers outside of the United States.
Integrated kidney care (IKC): As of December 31, 2024, we had approximately 70,400 patients in risk-based integrated care arrangements representing approximately $5.5 billion in annualized medical spend. We also had an additional 11,600 patients in other integrated care arrangements; we do not include the medical spend for these patients in this annualized medical spend estimate. For an additional description of these metrics, see footnote 7 in the "Supplemental Financial Data" table below.

Outlook:
The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, including those described below, and actual results may vary materially from these forward-looking measures. We do not provide guidance for operating income or diluted net income per share attributable to DaVita Inc. on a basis consistent with United States generally accepted accounting principles (GAAP) nor a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These current non-GAAP financial measures do not include certain items, including gains on changes in ownership interest, debt prepayment, extinguishment and modification costs, and foreign currency fluctuations, which may be significant. The guidance for our effective income tax rate on adjusted income attributable to DaVita Inc. also excludes the amount of third-party owners' income and related taxes attributable to non-tax paying entities.

	Current 2025 guidance
	Low	High
	(dollars in millions, except per share data)
Adjusted operating income	$2,010	$2,160
Adjusted diluted net income per share attributable to DaVita Inc.	$10.20	$11.30
Free cash flow	$1,000	$1,250
We will be holding a conference call to discuss our results for the fourth quarter ended December 31, 2024, on February 13, 2025, at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password "Earnings." This call is being webcast and can be accessed at the DaVita Investor Relations website investors.davita.com. A replay of the conference call will also be available at investors.davita.com for the following 30 days.

Forward looking statements
DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this release, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. All statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for "forward-looking statements" provided by the PSLRA. These forward-looking statements could include, among other things, statements about our balance sheet and liquidity, our expenses, revenues, billings and collections, patient census, availability or cost of supplies, including without limitation the impact of any reduction in clinical and other supplies due to any disruptions experienced by third party vendors, including with respect to our ability to provide home dialysis services, treatment volumes, mix expectation, such as the percentage or number of patients under commercial insurance, the effects on us and our operations of any interruptions in key functions performed by our third party service providers or suppliers, current macroeconomic, marketplace and labor market conditions, and overall impact on our patients and teammates, as well as other statements regarding our future operations, financial condition and prospects, capital allocation plans, expenses, cost saving initiatives, other strategic initiatives, use of contract labor, government and commercial payment rates, expectations related to value-based care (VBC), integrated kidney care (IKC), Medicare Advantage (MA) plan enrollment and our international operations, expectations regarding increased competition and marketplace changes, including those related to new or potential entrants in the dialysis and pre-dialysis marketplace and the potential impact of innovative technologies, drugs, or other treatments on the dialysis industry, and expectations regarding our stock repurchase program. All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words "expect," "intend," "will," "could," "plan," "anticipate," "believe," "forecast," "guidance," "outlook," "goals," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita's current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:
•external conditions, including those related to general economic, marketplace and global health conditions, including without limitation, the impact of global events and political or governmental volatility; the impact of the domestic political environment and related developments on the current healthcare marketplace, our patients and on our business; the continuing impact of the COVID-19 pandemic on our financial condition and the chronic kidney disease (CKD) population and our patient population; supply chain challenges and disruptions, including without limitation with respect to certain key services, critical clinical supplies and equipment we obtain from third parties, and including any impacts on our supply chain as a result of natural disasters; the potential impact of new or potential entrants in the dialysis and pre-dialysis marketplace and potential impact of innovative technologies, drugs, or other treatments on our patients and industry; elevated teammate turnover or labor costs; the impact of continued increased competition from dialysis providers and others; and our ability to respond to challenging U.S. and global economic and marketplace conditions, including, among other things, our ability to successfully identify cost saving opportunities;
•the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates; a reduction in the number or percentage of our patients under commercial plans, including, without limitation, as a result of continuing legislative efforts to restrict or prohibit the use and/or availability of charitable premium assistance, or as a result of payors implementing restrictive plan designs;
•risks arising from potential changes in or new laws, regulations or requirements applicable to us, including, without limitation, those related to healthcare, privacy, antitrust matters, and acquisition, merger, joint venture or similar transactions and/or labor matters, and potential impacts of changes in interpretation or enforcement thereof or related litigation impacting, among other things, coverage or reimbursement rates for our services or the number of patients enrolled in or that select higher-paying commercial plans, and the risk that we make incorrect assumptions about how our patients will respond to any such developments;
•our ability to successfully implement our strategies with respect to IKC and VBC initiatives and home based dialysis in the desired time frame and in a complex, dynamic and highly regulated environment;
•a reduction in government payment rates under the Medicare End Stage Renal Disease program, state Medicaid or other government-based programs and the impact of the MA benchmark structure;

•our reliance on significant suppliers, service providers and other third party vendors to provide key support to our business operations and enable our provision of services to patients, including, among others, suppliers of certain pharmaceuticals, administrative or other services or critical clinical products; and risks resulting from a closure, reduction or other disruption in the services or products provided to us by such suppliers, service providers and third party vendors;
•noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party, including, among other things, any such non-compliance or breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;
•legal and compliance risks, such as compliance with complex, and at times, evolving government regulations and requirements, and with additional laws that may apply to our operations as we expand geographically or enter into new lines of business;
•our ability to attract, retain and motivate teammates, including key leadership personnel, and our ability to manage potential disruptions to our business and operations, including potential work stoppages, operating cost increases or productivity decreases whether due to union organizing activities, legislative or other changes, demand for labor, volatility and uncertainty in the labor market, the current challenging and highly competitive labor market conditions, including due to the ongoing nationwide shortage of skilled clinical personnel, or other reasons;
•changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to oral phosphate binders, among other things;
•our ability to develop and maintain relationships with physicians and hospitals, changing affiliation models for physicians, and the emergence of new models of care or other initiatives that, among other things, may erode our patient base and impact reimbursement rates;
•our ability to complete and successfully integrate and operate acquisitions, mergers, dispositions, joint ventures or other strategic transactions on terms favorable to us or at all; and our ability to continue to successfully expand our operations and services in markets outside the United States, or to businesses or products outside of dialysis services;
•the variability of our cash flows, including, without limitation, any extended billing or collections cycles including, without limitation, due to defects or operational issues in our billing systems or in the billing systems or services of third parties on which we rely; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs;
•the effects on us or others of natural or other disasters, public health crises or severe adverse weather events such as hurricanes, earthquakes, fires or flooding;
•factors that may impact our ability to repurchase stock under our stock repurchase program and the timing of any such stock repurchases, as well as any use by us of a considerable amount of available funds to repurchase stock;
•our goals and disclosures related to environmental, social and governance (ESG) matters, including, among other things, evolving regulatory requirements affecting ESG standards, measurements and reporting requirements; and
•the other risk factors, trends and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2024, and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.
The financial information presented in this release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Dialysis patient service revenues	$3,119,180	$2,972,272	$12,260,375	$11,574,941
Other revenues	175,503	173,475	555,175	565,206
Total revenues	3,294,683	3,145,747	12,815,550	12,140,147
Operating expenses:
Patient care costs	2,225,371	2,138,369	8,598,521	8,319,717
General and administrative	414,482	401,471	1,538,341	1,473,984
Depreciation and amortization	174,102	195,277	723,860	745,443
Equity investment income, net	(10,315)	(5,362)	(26,189)	(27,864)
Gain on changes in ownership interests	(74,319)	—	(109,466)	—
Goodwill impairment charges	—	26,083	—	26,083
Total operating expenses	2,729,321	2,755,838	10,725,067	10,537,363
Operating income	565,362	389,909	2,090,483	1,602,784
Debt expense	(138,721)	(96,190)	(470,469)	(398,551)
Debt prepayment, extinguishment and modification costs	—	—	(19,813)	(7,962)
Other loss, net	(12,908)	(4,652)	(69,808)	(19,177)
Income before income taxes	413,733	289,067	1,530,393	1,177,094
Income tax expense	64,488	58,495	279,656	220,116
Net income	349,245	230,572	1,250,737	956,978
Less: Net income attributable to noncontrolling interests	(89,916)	(79,907)	(314,395)	(265,443)
Net income attributable to DaVita Inc.	$259,329	$150,665	$936,342	$691,535

Earnings per share attributable to DaVita Inc.:
Basic net income	$3.18	$1.67	$11.02	$7.62
Diluted net income	$3.09	$1.62	$10.73	$7.42

Weighted average shares for earnings per share:
Basic shares	81,620	90,353	84,991	90,790
Diluted shares	83,854	92,782	87,274	93,182

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Net income	$349,245	$230,572	$1,250,737	$956,978
Other comprehensive (loss) income, net of tax:
Unrealized gains (losses) on interest rate cap agreements:
Unrealized gains (losses)	9,590	(21,411)	7,250	6,895
Reclassifications of net realized losses (gains) into net income	1,878	(21,831)	(43,660)	(77,727)
Unrealized gains on defined benefit plans	46	—	46	—
Unrealized (losses) gains on foreign currency translation:
Unrealized (losses) gains	(145,490)	60,056	(207,861)	87,934
Reclassification of net realized gains into net income	(14,487)	—	(14,487)	—
Other comprehensive (loss) income	(148,463)	16,814	(258,712)	17,102
Total comprehensive income	200,782	247,386	992,025	974,080
Less: Comprehensive income attributable to noncontrolling interests	(89,916)	(79,907)	(314,395)	(265,443)
Comprehensive income attributable to DaVita Inc.	$110,866	$167,479	$677,630	$708,637

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(dollars in thousands)

	Year ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$1,250,737	$956,978
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	723,860	745,443
Impairment charges	—	26,083
Loss on extinguishment of debt	12,527	7,132
Stock-based compensation expense	102,788	112,375
Deferred income taxes	(57,840)	(39,354)
Equity investment loss, net	115,839	64,777
Gain on changes in ownership interests	(109,466)	—
Other non-cash losses and (gains), net	13,414	(8,938)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(29,766)	172,361
Inventories	17,942	(32,132)
Other current assets	36,801	(43,437)
Other long-term assets	(67,031)	(5,792)
Accounts payable	1,699	26,890
Accrued compensation and benefits	14,687	56,209
Other current liabilities	46,733	27,082
Income taxes	(44,214)	1,570
Other long-term liabilities	(6,672)	(8,216)
Net cash provided by operating activities	2,022,038	2,059,031
Cash flows from investing activities:
Additions of property and equipment	(555,443)	(567,985)
Acquisitions	(246,068)	(26,394)
Proceeds from asset and business sales	25,862	30,610
Purchase of debt investments held-to-maturity	(15,319)	(37,180)
Purchase of other debt and equity investments	(9,140)	(9,566)
Proceeds from debt investments held-to-maturity	22,638	99,639
Proceeds from sale of other debt and equity investments	4,566	10,365
Purchase of equity method investments	(5,205)	(276,202)
Distributions from equity method investments	6,680	4,913
Net cash used in investing activities	(771,429)	(771,800)
Cash flows from financing activities:
Borrowings	6,624,310	2,468,341
Payments on long-term debt	(5,515,213)	(3,020,956)
Deferred and debt related financing costs	(50,874)	(69,791)
Purchase of treasury stock	(1,385,932)	(272,219)
Distributions to noncontrolling interests	(337,042)	(280,938)
Net proceeds from issuance of common stock under employee stock plans	20,453	16,900
Payment of tax withholdings on net share settlements of equity awards	(134,040)	(65,012)
Contributions from noncontrolling interests	14,499	14,773
Proceeds from sales of additional noncontrolling interests	860	50,962
Purchases of noncontrolling interests	(53,958)	(12,555)
Net cash used in financing activities	(816,937)	(1,170,495)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(18,481)	8,909
Net increase in cash, cash equivalents and restricted cash	415,191	125,645
Cash, cash equivalents and restricted cash at beginning of the year	464,634	338,989
Cash, cash equivalents and restricted cash at end of the period	$879,825	$464,634

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars and shares in thousands, except per share data)

	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$794,933	$380,063
Restricted cash and equivalents	84,892	84,571
Short-term investments	51,064	11,610
Accounts receivable	2,146,975	1,986,856
Inventories	134,559	143,105
Other receivables	383,166	422,669
Prepaid and other current assets	122,948	102,645
Income tax receivable	27,535	6,387
Total current assets	3,746,072	3,137,906
Property and equipment, net of accumulated depreciation of $6,262,703 and $5,759,514, respectively	2,940,916	3,073,533
Operating lease right-of-use assets	2,393,558	2,501,364
Intangible assets, net of accumulated amortization of $32,408 and $38,445, respectively	197,431	203,224
Equity method and other investments	336,684	545,848
Long-term investments	33,660	47,890
Other long-term assets	261,731	271,253
Goodwill	7,375,216	7,112,560
	$17,285,268	$16,893,578
LIABILITIES AND EQUITY
Accounts payable	$547,200	$514,533
Other liabilities	934,145	828,878
Accrued compensation and benefits	800,484	752,598
Current portion of operating lease liabilities	410,411	394,399
Current portion of long-term debt	270,867	123,299
Income tax payable	10,303	28,507
Total current liabilities	2,973,410	2,642,214
Long-term operating lease liabilities	2,209,655	2,330,389
Long-term debt	9,175,903	8,268,334
Other long-term liabilities	169,588	183,074
Deferred income taxes	665,361	726,217
Total liabilities	15,193,917	14,150,228
Commitments and contingencies
Noncontrolling interests subject to put provisions	1,695,483	1,499,288
Equity:
Preferred stock ($0.001 par value, 5,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value, 450,000 shares authorized; 90,369 and 80,536 shares issued and outstanding at December 31, 2024, respectively, and 88,824 shares issued and outstanding at December 31, 2023)	90	89
Additional paid-in capital	286,270	509,804
Retained earnings	1,534,630	598,288
Treasury stock (9,833 and zero shares, respectively)	(1,389,072)	—
Accumulated other comprehensive loss	(310,796)	(52,084)
Total DaVita Inc. shareholders' equity	121,122	1,056,097
Noncontrolling interests not subject to put provisions	274,746	187,965
Total equity	395,868	1,244,062
	$17,285,268	$16,893,578

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Year ended December 31, 2024
	December 31, 2024	September 30, 2024
1. Consolidated business metrics:
Operating margin	17.2%	16.4%	16.3%
Adjusted operating margin excluding certain items(2)	14.9%	16.4%	15.5%
General and administrative expenses as a percent of consolidated revenues(1)	12.6%	12.1%	12.0%
Effective income tax rate on income	15.6%	20.8%	18.3%
Effective income tax rate on income attributable to DaVita Inc.(2)	19.9%	26.5%	22.9%
Effective income tax rate on adjusted income attributable to DaVita Inc.(2)	24.5%	26.5%	24.9%

2. Summary of financial results:
Revenues:
U.S. dialysis patient services and other	$2,888	$2,906	$11,391
Other—Ancillary services
Integrated kidney care	166	112	508
Other U.S. ancillary	6	6	25
International dialysis patient service and other	258	258	977
	430	376	1,510
Eliminations	(23)	(19)	(86)
Total consolidated revenues	$3,295	$3,264	$12,816
Operating income (loss):
U.S. dialysis	$496	$549	$2,121
Other—Ancillary services
Integrated kidney care	26	(2)	(35)
Other U.S. ancillary	(3)	(2)	(9)
International(3)	76	18	127
	99	14	83
Corporate administrative support expenses	(29)	(29)	(113)
Total consolidated operating income	$565	$535	$2,090

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Year ended December 31, 2024
	December 31, 2024	September 30, 2024
3. Summary of reportable segment financial results and metrics:
U.S. dialysis
Financial results
Revenue:
Dialysis patient service revenues	$2,881	$2,900	$11,366
Other revenues	6	6	24
Total operating revenues	2,888	2,906	11,391
Operating expenses:
Patient care costs	1,926	1,893	7,498
General and administrative	316	301	1,174
Depreciation and amortization	157	171	661
Equity investment income	(8)	(8)	(28)
Gain on changes in ownership interests	—	—	(35)
Total operating expenses	2,392	2,357	9,270
Segment operating income	$496	$549	$2,121
Reconciliation for non-GAAP measure:
Gain on changes in ownership interests	—	—	(35)
Adjusted segment operating income(2)	$496	$549	$2,086
Metrics
Volume:
Treatments	7,278,605	7,350,784	29,046,346
Number of treatment days	79.3	79.0	313.9
Average treatments per day	91,786	93,048	92,534
Per day year-over-year (decrease) increase	(0.8)%	0.6%	—%
Normalized year-over-year non-acquired treatment growth(4)	(0.3)%	(0.2)%
Operating net revenues:
Average patient service revenue per treatment	$395.87	$394.49	$391.32
Expenses:
Patient care costs per treatment	$264.60	$257.46	$258.12
General and administrative expenses per treatment	$43.44	$41.01	$40.42
Depreciation and amortization expense per treatment	$21.62	$23.21	$22.77
Accounts receivable:
Receivables	$1,615	$1,707
DSO	52	54

4. IKC metrics:
Patients per integrated care arrangement type:
Risk-based	70,400	69,500
Other	11,600	13,900
Annualized aggregate risk based spend(7)	$5,501	$5,400

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Year ended December 31, 2024
	December 31, 2024	September 30, 2024
5. Cash flow:
Operating cash flow	$548	$810	$2,022
Operating cash flow, last twelve months	$2,022	$1,960
Free cash flow(2)	$281	$555	$1,162
Free cash flow, last twelve months(2)	$1,162	$1,139
Capital expenditures:
Maintenance	$119	$104	$394
Development	$52	$35	$162
Acquisition expenditures	$85	$3	$246
Proceeds from sale of self-developed properties	$7	$2	$18
6. Debt and capital structure:
Total debt(5)	$9,511	$9,624
Net debt, net of cash and cash equivalents(5)	$8,716	$8,553
Leverage ratio(6)	3.03x	3.17x
Weighted average effective interest rate:
During the quarter	5.75%	5.69%
At end of the quarter	5.68%	5.71%
On the senior secured credit facilities at end of the quarter	6.91%	7.01%
Debt with fixed and capped rates as a percentage of total debt:
Debt with rates fixed by its terms	59%	59%
Debt with rates fixed by its terms or capped by cap agreements	96%	95%
Amount spent on share repurchases	$367	$406	$1,389
Number of shares repurchased	2,325	2,734	9,833
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)General and administrative expenses include certain corporate support, long-term incentive compensation and advocacy costs.
(2)These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules. Adjusted operating income margin is adjusted operating income divided by consolidated revenues.
(3)The reported operating income for the three months ended December 31, 2024 and September 30, 2024, and for the year ended December 31, 2024 includes foreign currency gains (losses) embedded in equity method income recognized from our Asia Pacific joint venture of approximately $2.4, $(3.7) and $0.6, respectively.
(4)Normalized non-acquired treatment growth reflects year-over-year growth in treatment volume, adjusted to exclude acquisitions and other similar transactions, and further adjusted to normalize for the number and mix of treatment days in a given quarter versus the prior year quarter.
(5)The debt amounts as of December 31, 2024 and September 30, 2024 presented exclude approximately $64.3 and $67.2, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(6)This is a non-GAAP measure. See "Calculation of Leverage Ratio" in non-GAAP reconciliations.
(7)Integrated care metrics: The aggregate amount of medical spend associated with risk-based integrated care arrangements that we disclose includes both medical costs included in our reported expenses for certain risk-based arrangements (such as our SNPs), as well as the aggregate estimated benchmark amount above or below which we will incur profit or loss from VBC arrangements under which third-party medical costs are not included in our reported results.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
(dollars in millions)
Calculation of the Leverage Ratio
Under our amended senior secured credit facilities (the Amended Credit Agreement) dated August 13, 2024, the leverage ratio is defined as (a) all funded debt, minus unrestricted cash and cash equivalents (including short-term investments) not to exceed $750 divided by (b) "Consolidated EBITDA." The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A-1 and revolving line of credit under the Amended Credit Agreement by establishing the margin over the base interest rate (SOFR plus credit spread adjustment) that is applicable. The calculation below is based on the last 12 months of "Consolidated EBITDA" and "Consolidated net debt" at the end of each reported period, each as defined in the credit agreement. The calculation of "Consolidated EBITDA" below sets forth, among other things, certain pro forma adjustments described in the Amended Credit Agreement, including pro forma adjustments for acquisitions or divestitures that occurred during the period and certain projected net cost savings, expense reductions and cost synergies. These pro forma adjustments are determined according to specified criteria set forth in the Amended Credit Agreement, and as a result, the total adjustments calculated may not be comparable to the Company's estimates for other purposes, including as operating performance measures. The Company's management believes the presentation of "Consolidated EBITDA" is useful to investors to enhance their understanding of the Company's leverage ratio under the Amended Credit Agreement and should not be evaluated for any other purpose. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for the ratio of total debt to operating income, determined in accordance with GAAP. The Company's calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures of other companies.

	Twelve months ended
	December 31, 2024	September 30, 2024
Net income attributable to DaVita Inc.	$936	$828
Income taxes	280	274
Interest expense	407	375
Depreciation and amortization	724	745
Impairment charges	—	26
Net income attributable to noncontrolling interests	314	304
Stock-settled stock-based compensation	99	101
Debt extinguishment and modification costs	20	20
Gain on changes in ownership interests	(109)	—
Expected cost savings and expense reductions	14	15
Severance and other related costs	—	—
Other	202	112
"Consolidated EBITDA"	$2,887	$2,801

	December 31, 2024	September 30, 2024
Total debt, excluding debt discount and other deferred financing costs(1)	$9,511	$9,624
Less: Cash and cash equivalents including short-term investments(2)	(750)	(750)
Consolidated net debt	$8,761	$8,874
Last twelve months "Consolidated EBITDA"	$2,887	$2,801
Leverage ratio	3.03x	3.17x
Maximum leverage ratio permitted under the Credit Agreement	5.00x	5.00x
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)The debt amounts as of December 31, 2024 and September 30, 2024 presented exclude approximately $64.3 and $67.2, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(2)This excludes amounts not readily convertible to cash related to the Company's non-qualified deferred compensation plans for all periods presented. The Amended Credit Agreement limits the amount deducted for cash and cash equivalents, including short-term investments, to the lesser of all unrestricted cash and cash equivalents, including short-term investments of the Company or $750.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income and expense measures, the term "adjusted" refers to operating performance measures that exclude certain items such as, but not limited to, impairment charges, (gain) loss on ownership changes, restructuring charges, accruals for legal matters, and debt extinguishment and modification costs; and (ii) the term "effective income tax rate on adjusted income attributable to DaVita Inc." represents the Company’s effective tax rate excluding applicable non-GAAP items and the tax associated with them as well as noncontrolling owners’ income, which primarily relates to non-tax paying entities.
In connection with a comment letter from the Securities and Exchange Commission Staff, beginning in the second quarter of 2024, we have updated the presentation of our non-GAAP measures to no longer exclude center closure costs for all periods presented. To facilitate comparisons, the non-GAAP measures presented for prior periods also have been conformed to the presentation of the non-GAAP measures for the current period.
These non-GAAP or "adjusted" measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted measures of operating expenses for its U.S. dialysis business, adjusted operating income, adjusted net income attributable to DaVita Inc. and adjusted diluted net income per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
The effective income tax rate on adjusted income attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests, development capital expenditures, and maintenance capital expenditures; plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.
The following reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Adjusted net income and adjusted diluted net income per share attributable to DaVita Inc.:

	Three months ended				Year ended
	December 31, 2024		September 30, 2024		December 31, 2024		December 31, 2023
	Dollars	Per share	Dollars	Per share	Dollars	Per share	Dollars	Per share
Consolidated:
Net income attributable to DaVita Inc.	$259	$3.09	$215	$2.50	$936	$10.73	$692	$7.42
Legal matter(1)	—	—	—	—	—	—	40	0.43
Gain on changes in ownership interests(2)	(74)	(0.89)	—	—	(109)	(1.25)	—	—
Severance and other costs(3)	—	—	—	—	—	—	28	0.31
IKC adjustment(4)	—	—	—	—	—	—	(55)	(0.59)
Earn-out(5)	—	—	—	—	—	—	(8)	(0.08)
Goodwill impairment(5)	—	—	—	—	—	—	26	0.28
Debt prepayment and refinancing charges(6)	—	—	10	0.12	20	0.23	8	0.09
Other income - Mozarc gain(7)	—	—	—	—	—	—	(15)	(0.16)
Related income tax	3	0.04	(3)	(0.03)	(2)	(0.02)	(2)	(0.02)
Adjusted net income attributable to DaVita Inc.(8)	$188	$2.24	$222	$2.59	$845	$9.68	$715	$7.67
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.
Adjusted operating income:

	Three months ended December 31, 2024
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$496	$26	$(3)	$76	$99	$(29)	$565
Gain on changes in ownership interests(2)	—	—	—	(74)	(74)	—	(74)
Adjusted operating income (loss)(8)	$496	$26	$(3)	$1	$25	$(29)	$491
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Three months ended September 30, 2024
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$549	$(2)	$(2)	$18	$14	$(29)	$535
Adjusted operating income (loss)(8)	$549	$(2)	$(2)	$18	$14	$(29)	$535
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Year ended December 31, 2024
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$2,121	$(35)	$(9)	$127	$83	$(113)	$2,090
Gain on changes in ownership interests(2)	(35)	—	—	(74)	(74)	—	(109)
Adjusted operating income (loss)(8)	$2,086	$(35)	$(9)	$52	$8	$(113)	$1,981
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)

	Year ended December 31, 2023
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$1,775	$(39)	$(25)	$55	$(9)	$(163)	$1,603
Legal matter(1)	—	—	—	—	—	40	40
Severance and other costs(3)	27	—	—	—	—	1	28
IKC adjustment(4)	—	(55)	—	—	(55)	—	(55)
Earn-out revaluation(5)	—	—	(8)	—	(8)	—	(8)
Goodwill impairment(5)	—	—	26	—	26	—	26
Adjusted operating income (loss)(8)	$1,801	$(93)	$(7)	$55	$(45)	$(122)	$1,635
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.
Effective income tax rates:

	Three months ended		Year ended December 31, 2024
	December 31, 2024	September 30, 2024
Effective income tax rates on income attributable to DaVita Inc.:
Income before income taxes	$414	$373	$1,530
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(90)	(81)	(315)
Income before income taxes attributable to DaVita Inc.	$324	$292	$1,215
Income tax expense	$64	$78	$280
Income tax attributable to noncontrolling interests	—	—	(1)
Income tax expense attributable to DaVita Inc.	$64	$78	$279
Effective income tax rate on income attributable to DaVita Inc.	19.9%	26.5%	22.9%

Effective income tax rate on adjusted income attributable to DaVita Inc.:
Income before income taxes	$414	$373	$1,530
Gain on changes in ownership interests(2)	(74)	—	(109)
Debt prepayment and refinancing charges(6)	—	10	20
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(90)	(81)	(315)
Adjusted income before income taxes attributable to DaVita Inc.(8)	$249	$302	$1,126
Income tax expense	$64	$78	$280
Plus income tax related to:
Gain on changes in ownership interests(2)	(3)	—	(3)
Debt prepayment and refinancing charges(6)	—	3	5
Less income tax related to:
Noncontrolling interests	—	—	(1)
Income tax on adjusted income attributable to DaVita Inc.(8)	$61	$80	$281
Effective income tax rate on adjusted income attributable to DaVita Inc.(8)	24.5%	26.5%	24.9%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Free cash flow:

	Three months ended
	December 31, 2024	September 30, 2024	December 31, 2023
Net cash provided by operating activities	$548	$810	$485
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(108)	(122)	(78)
Contributions from noncontrolling interests	4	3	3
Maintenance capital expenditures(9)	(119)	(104)	(119)
Development capital expenditures(10)	(52)	(35)	(40)
Proceeds from sale of self-developed properties	7	2	6
Free cash flow	$281	$555	$258
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Twelve months ended
	December 31, 2024	September 30, 2024	December 31, 2023
Net cash provided by operating activities	$2,022	$1,960	$2,059
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(337)	(307)	(281)
Contributions from noncontrolling interests	14	14	15
Maintenance capital expenditures(9)	(394)	(394)	(406)
Development capital expenditures(10)	(162)	(150)	(162)
Proceeds from sale of self-developed properties	18	16	11
Free cash flow	$1,162	$1,139	$1,236
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)Represents an amount that was accrued for costs prior to agreement on third-party settlement for the matter further described in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 under the heading "2017 U.S. Attorney Colorado Investigation." We have excluded this charge, which had been previously disclosed, from our non-GAAP metrics because, among other things, we do not believe it is indicative of our ordinary results of operations. In this instance, among the factors considered were that the claim relates to prior ancillary operations or activities that the Company sold or closed (or otherwise ceased) prior to June 2020, and the charge is significant and may obscure analysis of underlying trends and financial performance of our current business.
(2)Represents non-cash gains recognized on the acquisitions of controlling financial interests in previously nonconsolidated partnerships during 2024. These gains were to mark our prior investments in these businesses to fair value before consolidation and to recognize related foreign currency gains from translation adjustments previously deferred in accumulated other comprehensive loss. Gains on changes in business ownership interests do not represent a normal and recurring requirement of operating our business or generating revenues and may obscure analysis of underlying trends and financial performance.
(3)Includes severance and other termination costs related to a prior strategic restructuring initiative and associated transition of certain general and administrative support functions to a third party.
(4)Our fiscal year 2023 results included a majority of shared savings revenues earned for both 2022 and 2023 as a result of a general shift in the timing of recognition for shared savings under our VBC contracts with health plans due to the lifting of certain revenue recognition constraints in 2023. This amount represents the effect of shared savings revenues recognized in 2023 incremental to what we would have recognized in 2023 under prior year constraints. We have excluded this benefit to operating income because it is both unusual to our business and significant in size, and may obscure analysis of underlying trends and financial performance.
(5)Represents a goodwill impairment charge, and related gain from a reduction in earn-out obligation values, for our transplant software business. This charge and this gain are excluded from our non-GAAP metrics because they do not occur in or reflect the ordinary course of our ongoing business operations, are inherently unpredictable and, in the case of impairments, are non-cash amounts, the exclusion of which facilitates comparison of historical, current, and forecasted financial results.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
(6)Represents the non-cash write-off of deferred financing costs and cash charges for creditor fees and third-party costs associated with the Company's senior secured credit agreement. Costs associated with refinancing the Company's debt are not indicative of normal debt expense and may obscure analysis of underlying trends and financial performance.
(7)Represents a non-cash gain recognized on rights contributed to Mozarc Medical Holding LLC (Mozarc) upon its formation. This gain to mark these rights to fair value prior to contribution to Mozarc does not represent a normal and recurring cost of operating our business or generating revenues and may obscure analysis of underlying trends and financial performance.
(8)In connection with the conclusion of a comment letter from the Securities and Exchange Commission Staff in July 2024, beginning in the second quarter of 2024, we have updated our non-GAAP measures to no longer exclude center closure costs for all periods presented. To facilitate comparisons, the non-GAAP measures presented for prior periods also have been conformed to the presentation of the non-GAAP measures for the current period.
(9)Maintenance capital expenditures represent capital expenditures to maintain the productive capacity of the business and include those made for investments in information technology, dialysis center renovations, capital asset replacements, and any other capital expenditures that are not development or acquisition expenditures.
(10)Development capital expenditures principally represent capital expenditures (other than acquisition expenditures) made to expand the productive capacity of the business and include those for new U.S. and international dialysis center developments, dialysis center expansions and relocations, and new or expanded contracted hospital operations.